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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders
  Level 8 Systems, Inc.:
Cary, North Carolina

We consent to the incorporation by reference in this Amendment Number 3 of Registration Statement Number 333-70596 of Level 8 Systems, Inc. on Form S-3 of our report dated February 12, 2001 (March 27, 2001 as to Note 23 and
December 17, 2001, as to Note 24) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern) appearing in the Annual Report on Form 10-K/A Amendment Number 2 of Level 8 Systems, Inc. for the year ended December 31, 2000 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

February 26, 2002